Exhibit 10.8

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

BY AND BETWEEN

CONGRESS FINANCIAL CORPORATION (FLORIDA)

AND

DRUGMAX, INC., TOGETHER WITH ITS SUBSIDIARIES,

VALLEY DRUG COMPANY, VALLEY DRUG COMPANY SOUTH,

AND DISCOUNT Rx, INC.

THIS FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into effective as of the 19th day of August, 2003, by and between DRUGMAX, INC., a Nevada corporation (“Borrower”), (together with its subsidiaries, VALLEY DRUG COMPANY, an Ohio corporation, VALLEY DRUG COMPANY SOUTH, a Louisiana corporation, and DISCOUNT Rx, Inc., a Louisiana corporation, also the “Borrower”), and CONGRESS FINANCIAL CORPORATION (FLORIDA), a Florida corporation (“Lender”).

W I T N E S S E T H:

WHEREAS, Borrower and Lender heretofore entered into that certain Loan and Security Agreement dated April 15, 2003 (the “Loan Agreement”) pursuant to which Lender agreed to make loans and provide other financial accommodations to Borrower; and

WHEREAS, Borrower has now requested Lender to include the assets acquired from Avery Pharmaceuticals. Inc. and certain changes be made to the Loan Agreement including changes to the Eligible Accounts, and the EBITDA financial covenant and Lender is willing to agree to such financing and such changes, subject to the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the above premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt whereof is hereby acknowledged, Borrower and Lender agree as follows:

1. Definitions. All capitalized terms contained herein shall have the meanings assigned to them in the Loan Agreement unless the context herein otherwise dictates or unless different meanings are specifically assigned to such terms herein.

2. Particular Amendments to Loan Agreement. The Loan Agreement is hereby amended as follows:

(a) Change to Subsection 1.20. Subsection 1.20 of the Loan Agreement is hereby amended to read in its entirety as follows:

1.20 “Eligible Accounts” shall mean Accounts created by Borrower which are and continue to be acceptable to Lender based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

(a) such Accounts arise from the actual and bona fide sale and delivery of goods by Borrower or rendition of services by Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b) such Accounts are (i) neither unpaid more than thirty (30) days after the due date, nor more than sixty (60) days after the date of the original invoice for them, provided however, that (ii) notwithstanding subsection (i) hereof the Accounts listed on Schedule 1.20 hereof, each of which shall be subject to net 30 day terms, shall be considered Eligible Accounts so long as such Accounts are not unpaid more than sixty (60) days after the due date nor more than ninety (90) days after the date of the original invoice for them and otherwise meet the criteria for Eligible Accounts set forth in this Subsection 1.20;

(c) such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

(d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America, including Puerto Rico, or Canada (provided, that, at any time promptly upon Lender’s request, Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Lender to perfect the security interests of Lender in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Lender may request to enable Lender as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at Lender’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America, including Puerto Rico, or Canada, then if either: (i) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Lender and if required by Lender, the original of such letter of credit has been delivered to Lender or Lender’s agent and Borrower has complied with the terms of Section 5.2(f) hereof with respect to the assignment of the proceeds of such letter of credit to Lender or naming Lender as transferee beneficiary thereunder, as Lender may specify, or (ii) such Account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender, or (iii) such Account is otherwise acceptable in all respects to Lender (subject to such lending formula with respect thereto as Lender may determine);

(f) such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Lender shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Lender, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and Borrower does not owe any amounts to the account debtor with respect to such Accounts, and such account debtor does not claim that Borrower owes any amounts to such account debtor, that may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

(h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;

(i) such Accounts are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any security interests or liens except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Lender between the holder of such security interest or lien and Lender;

(j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of Borrower provided, however, that notwithstanding the foregoing, up to $500,000 in accounts receivable from T&L, Inc. d/b/a Advanced Pharmacy Solutions, a Florida corporation, to Valley Drug Company South and/or Valley Drug Company shall be considered Eligible Accounts hereunder for the period up to thirty (30) days from the original invoice date for such Accounts, such Accounts are subject to a first perfected security interest in the assets of the Affiliate by the Borrower with a collateral assignment to the Lender and such Accounts meet all other applicable requirements under this Agreement;

(k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Lender’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Lender;

(l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(m) such Accounts of a single account debtor or its affiliates do not constitute more than fifteen (15%) percent of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

(n) such Accounts are (i) not owed by an account debtor who has Accounts unpaid more than thirty (30) days after the due date, nor more than sixty (60) days after the original invoice date for them, provided however, that (ii) notwithstanding subsection (i) hereof the Accounts listed on Schedule 1.20 hereof, each of which shall be subject to net 30 day terms, shall be considered Eligible Accounts so long as such Accounts are not unpaid more than sixty (60) days after the due date nor more than ninety (90) days after the date of the original invoice for them and otherwise meet the criteria for Eligible Accounts set forth in this Subsection 1.20, and in either case such Accounts constitute more than fifty percent (50%) of the total Accounts of such account debtor provided such percentage shall decrease by five percent (5%) per month beginning the month after the date of closing until the level of twenty-five percent (25%) of the total Accounts of such account debtor is reached at which time no further decreases shall occur;

(o) the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit Borrower to seek judicial enforcement in such State of payment of such Account, unless Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(p) such Accounts are owed by account debtors whose total indebtedness to Borrower does not exceed the credit limit with respect to such account debtors as determined by Borrower from time to time in the ordinary course of business consistent with its current practices as of the date hereof and as is reasonably acceptable to Lender (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts); and

(q) such Accounts are owed by account debtors deemed creditworthy at all times by Lender in good faith.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Lender in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Lender has no written notice thereof from Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Lender. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

(b) Change to Subsection 9.18. Subsection 9.18 of the Loan Agreement is hereby amended to read in its entirety as follows:

9.18 EBITDA. Borrower shall not, for any period set forth below (each a “Test Period”), permit its cumulative EBITDA to be less than the amount set forth opposite such Test Period:

Test Period	EBITDA
4/1/03 – 6/30/03	$338,000
4/1/03 – 9/30/03	$698,000
4/1/03 – 12/31/03	$1,205,000
4/1/03 – 3/31/04	$1,931,000
7/1/03 – 6/30/04	$2,386,000
10/1/03 – 9/30/04	$2,762,000
1/1/04 – 12/31/04	$2,762,000
4/1/04– 3/31/05	$2,762,000
7/1/04 – 6/30/05	$2,900,000
10/1/04 – 9/30/05	$2,900,000
1/1/05 – 12/31/05	$2,900,000
4/1/05 – 3/31/06	$2,900,000

3. Validity of Documents. The Financing Agreements as hereby amended are valid, in full force and of full legal effect, and are enforceable in accordance with their terms. There are no known defenses, counterclaims, offsets, demands or claims that Borrower has in connection with any of the Loans or any of the Financing Agreements that in either such case could be asserted to reduce or eliminate all or any part of Borrower’s obligations under the Financing Agreements or that could be asserted to mitigate or excuse Borrower’s defaults in payment or performance of the Obligations.

4. Ratification. Borrower and Lender confirm, ratify and approve all of the terms, covenants and conditions as are expressly amended in this Amendment. Borrower further restates, ratifies and confirms as accurate all its respective warranties and representations set forth in the Loan Agreement.

6. No Novation. Except as modified or amended herein, no other term, covenant or condition of the Loan Agreement shall be considered modified or amended, and this Amendment shall not be considered a novation.

IN WITNESS WHEREOF, Lender and Borrower have caused these presents to be duly executed as of the day and year first written above.

BORROWER

DRUGMAX, INC.

By:	/s/ Ronald J. Patrick
Name:	Ronald J. Patrick
Title:	VP of Finance

VALLEY DRUG COMPANY

By:	/s/ Ronald J. Patrick
Name:	Ronald J. Patrick
Title:	VP of Finance

VALLEY DRUG COMPANY SOUTH

By:	/s/ Ronald J. Patrick
Name:	Ronald J. Patrick
Title:	VP of Finance

DISCOUNT Rx, INC.

By:	/s/ Ronald J. Patrick
Name:	Ronald J. Patrick
Title:	VP of Finance

LENDER

CONGRESS FINANCIAL CORPORATION (FLORIDA)

By:	/s/ Pat Cloninger
Name:	Pat Cloninger
Title:	Vice President

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